Designated Filer:	21 April Fund, Ltd.
Issuer & Ticker Symbol:	Identiv, Inc. [INVE]
Date of Event Requiring Statement:	December 21, 2017

Explanation of Responses:

(1) This Form 4 is filed by 21 April Fund, Ltd. ("April Ltd."), First Eagle Investment Management, LLC ("FEIM") and First Eagle Holdings, Inc. ("FEHI" and, collectively with April Ltd. and FEIM, the "Entities"). The Entities disclaim status as a "group" for purposes of this Form 4.
(2) Each share of Series B Non-Voting Convertible Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”), of Identiv, Inc. (the “Company”) is convertible into such number of shares of common stock, par value $0.001 (“Common Stock”), of the Company as is equal to the accreted value of such share of Series B Preferred Stock divided by a conversion price equal to $4.00 as of December 21, 2017, subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences, limitations and relative rights of the Series B Preferred Stock.  Each share of Series B Preferred Stock is convertible at the option of the holder thereof into the Common Stock: (i) following the sixth (6th) anniversary of the initial closing of the sale of the Series B Preferred Stock; or (ii) if earlier, during the thirty (30) day period following the last trading day of any period of three (3) or more consecutive trading days that the closing market price of the Common Stock exceeds $10.00. Unless converted pursuant to their terms, the Series B Preferred Stock do not expire.
(3) The shares of Series B Preferred Stock reported herein are indirectly beneficially owned by FEHI and FEIM, a Delaware limited liability company and an investment adviser registered under the Investment Advisers Act of 1940. FEIM is (i) the registered investment adviser to April Ltd., and (ii) a subsidiary of FEHI. FEHI disclaims Section 16 beneficial ownership of these shares except to the extent, if any, of its pecuniary interest therein, and this report shall not be deemed an admission that FEHI is the Section 16 beneficial owner of any such securities.
(4) These shares of Series B Preferred Stock are indirectly owned by FEIM, as registered investment adviser to accounts other than April Ltd., and FEHI. FEIM and FEHI disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that FEIM and FEHI are the beneficial owners of the securities for purposes of Section 16 or for any other purpose.